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                                                                     EXHIBIT 8.1





                              August 15, 2002




Board of Directors
PlanetCAD Inc.
2520 55th Street
Suite 200
Boulder, Colorado 80301

Gentlemen/Ladies:

     This opinion is being delivered to you in connection with the proposed merger of Raven Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of PlanetCAD Inc. ("Parent"), a Delaware corporation, with and into Avatech Solutions, Inc. (the "Company"), a Delaware corporation, with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 1, 2002, as amended, by and among Parent, Merger Sub and the Company.

     In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):
(1) the Agreement; (2) the Registration Statement on Form S-4, as amended to date, (the "Registration Statement"); (3) factual representations and certifications made to us by Parent; (4) factual representations and certifications made to us by the Company; and (5) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have
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reviewed the form of opinion of counsel received by the Company from Shapiro
Sher Guinot & Sandler, P.A., with respect to the tax consequences of the proposed transaction (the "Shapiro Opinion").1/

                            THE PROPOSED TRANSACTION

     Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Sub and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     Parent develops, markets and supports cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. Merger Sub was organized solely for the purpose of accomplishing the merger described below. The Company distributes design authorization software and provides training and comprehensive technical services to the mechanical design, architectural engineering, construction and geographic information systems industries.

     For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Delaware corporate law.

     By virtue of the Merger, each share of Company Common Stock issued and outstanding at the Effective Time will be converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio. Fractional shares of Parent Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof in an amount determined by multiplying

--------------
1/   All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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(i) the closing sales price of one share of Parent Common Stock as reported on the American Stock Exchange on the Closing Date by (ii) the fractional share to which such holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder). It is a condition to Parent and Merger Sub's obligations under the Agreement that the holders of shares representing no more than 50,000 shares of outstanding Company Common Stock shall have provided timely notice to exercise statutory dissenter's rights.

     In addition, in connection with the Merger, the Company has committed to issue preferred stock that is convertible into Parent Common Stock to certain persons who hold debt obligations issued by the Company. The preferred stock would be issued by the Company immediately after the completion of the Merger in exchange for the cancellation of the debt obligations. The number of shares of preferred stock to be issued by the Company will not, at any time, exceed 15% of the issued and outstanding voting stock of the Company (including as determined as of the Effective Date assuming that such preferred stock was issued and outstanding on the Effective Date).

                         ASSUMPTIONS AND REPRESENTATIONS

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

     3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and
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instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

     5.   The Shapiro Opinion has been concurrently delivered and not withdrawn.

                    OPINION - FEDERAL INCOME TAX CONSEQUENCES

     Based upon and subject to the assumptions and qualifications set forth herein, the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the
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opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section of this letter captioned "The Proposed Transaction," the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this letter captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this letter is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Material United States Federal Income Tax Consequences of the Merger" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                        Sincerely yours,

                                        /s/ Hogan & Hartson L.L.P.
                                        --------------------------
                                        HOGAN & HARTSON L.L.P.